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                                                                    EXHIBIT 23.2


The Board of Directors
QLogic Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of QLogic Corporation of our report dated May 10, 2000, relating to the consolidated balance sheets of QLogic Corporation and subsidiaries as of April 2, 2000 and March 28, 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended April 2, 2000, and the related financial statement schedule, which report appears in the April 2, 2000, annual report on Form 10-K of QLogic Corporation.


KPMG LLP


Orange County, California
February 2, 2001